UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.           )

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☐	Soliciting Material Pursuant to §240.14a-12

POLYPORE INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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11430 N. Community House Road, Suite 350
Charlotte, North Carolina 28277-1591

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	9:00 AM, Eastern Daylight Time, on May 13, 2010.
PLACE	Ballantyne Business Center, 13850 Ballantyne Corporate Place, Hixon Building, Suite 500, Charlotte, NC 28277
ITEMS OF BUSINESS	To elect David A. Barr, Charles L. Cooney and Robert B. Toth, the members of Class III of the Board of Directors, each for a term of three years.
To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2010 fiscal year.
To transact such other business as may properly come before the 2010 Annual Meeting of Stockholders and any adjournment or postponement of the meeting.
RECORD DATE	You can vote if you were a stockholder of record at the close of business on March 15, 2010.
PROXY VOTING
It is important that your shares be represented and voted at the 2010 Annual Meeting of Stockholders. You can vote your shares by completing and returning your proxy card or, if you are a beneficial owner, in another manner allowed by your broker. See details in the "Questions and Answers About the 2010 Annual Meeting of Stockholders" section under "How do I vote?"

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 13, 2010

This Proxy Statement, the accompanying proxy card and Polypore International, Inc.'s
Annual Report on Form 10-K for the 2009 fiscal year are available at:
http://investor.polypore.net/annual-proxy.cfm

April 13, 2010	Lynn Amos Secretary

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PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE 2010 ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

        We are providing these proxy materials in connection with the solicitation by the Board of Directors of Polypore International, Inc., a Delaware corporation (referred to as Polypore or the Company), of proxies to be voted at our 2010 Annual Meeting of Stockholders and at any adjournment or postponement (referred to as the 2010 Annual Meeting).

        You are invited to attend the 2010 Annual Meeting on May 13, 2010, beginning at 9:00 AM, Eastern Daylight Time. The 2010 Annual Meeting will be held at the Ballantyne Business Center, 13850 Ballantyne Corporate Place, Hixon Building, Suite 500, Charlotte, NC 28277. See the inside back cover of this Proxy Statement for directions.

        Stockholders will be admitted to the 2010 Annual Meeting beginning at 8:30 AM, Eastern Daylight Time.

        These proxy materials, including this proxy statement and the proxy card, are first being mailed to stockholders starting April 13, 2010.

What do I need to bring with me to the 2010 Annual Meeting?

        You will need to present a form of personal photo identification in order to be admitted to the 2010 Annual Meeting.

        If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the 2010 Annual Meeting, you must also present proof of your ownership of Polypore common stock, such as a bank or brokerage account statement, to be admitted to the 2010 Annual Meeting.

Who is entitled to vote at the 2010 Annual Meeting?

        Holders of Polypore common stock at the close of business on March 15, 2010 are entitled to receive these proxy materials and to vote their shares at the 2010 Annual Meeting. As of that date, there were 44,495,077 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the stockholders at the 2010 Annual Meeting.

        What is the difference between holding shares as a stockholder of record and as a beneficial owner?

        If your shares are registered directly in your name with Polypore's transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, a "stockholder of record." If you are a stockholder of record, these proxy materials have been sent directly to you by Polypore.

        If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the "beneficial owner" of shares held in street name. In that case, these proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet, if available.

How do I vote?

        You may vote using any of the following methods:

  By Mail

        Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors of the Company (referred to as the Board).

  By Telephone or on the Internet

        Telephone and Internet voting may be available for beneficial owners depending on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive. If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction card.

  In Person at the 2010 Annual Meeting

        All stockholders may vote in person at the 2010 Annual Meeting. You may also be represented by another person at the 2010 Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the 2010 Annual Meeting.

        Your vote is important. You can save us the expense of a second mailing by voting promptly.

What can I do if I change my mind after I vote my shares?

        If you are a stockholder of record, you can revoke your proxy before your shares are voted at the 2010 Annual Meeting by:

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  Written notice to the Secretary of the Company received prior to the date of the 2010 Annual Meeting;

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  Timely delivery of a valid, later-dated proxy; or

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  Voting by ballot at the 2010 Annual Meeting.

        If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the 2010 Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

        All shares that have been properly voted and not revoked will count as voted at the 2010 Annual Meeting.

What is "householding" and how does it affect me?

        We have adopted a procedure approved by the Securities and Exchange Commission (referred to as the SEC) called "householding." Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Stockholders who participate in householding continue to receive separate proxy cards.

        If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, Continental Stock Transfer & Trust Company (in writing: 17 Battery Place, New York, New York 10004; by telephone: 212-509-4000).

        If you participate in householding and wish to receive a separate copy of these proxy materials, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our transfer agent as indicated above.

        Beneficial owners can request information about householding from their banks, brokers or other holders of record.

Is there a list of stockholders entitled to vote at the 2010 Annual Meeting?

        The names of stockholders of record entitled to vote at the 2010 Annual Meeting will be available for inspection at the 2010 Annual Meeting and for ten days prior to the 2010 Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 AM and 4:00 PM, Eastern Daylight Time, at our principal executive offices at 11430 N. Community House Road, Suite 350, Charlotte, North Carolina 28277-1591, by contacting the Secretary of the Company.

What are the voting requirements to elect the directors and to approve each of the proposals discussed in this Proxy Statement?

Proposal	Vote Required	Discretionary Voting Allowed?
Election of Class III of the Board	Plurality	No
Ratification of Ernst & Young LLP	Majority of Votes Cast	Yes

        The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the 2010 Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and "uninstructed shares" that are voted by the holder of record are counted as present and entitled to vote for purposes of determining a quorum. An "uninstructed share" occurs when a bank, broker or other holder of record holding shares for a beneficial owner may exercise discretionary voting authority on routine proposals because that holder has not received voting instructions from the beneficial owner.

        If you are a beneficial owner, your bank, broker or other holder of record has discretionary authority to vote your shares on the ratification of Ernst & Young LLP as our independent registered public accounting firm, even if the record holder does not receive voting instructions from you. However, the record holder may not vote on the election of directors to Class III of the Board or any stockholder proposals properly brought before the meeting absent instructions from you. At the date this Proxy Statement went to press, the Company was not aware of any stockholder proposals for the 2010 Annual Meeting.

  Election of Class III of the Board

        A plurality of the votes cast is required for the election of directors to Class III of the Board. This means that the director nominee with the most votes for a particular slot is elected for that slot. You may vote "for" or "withheld" with respect to the election of directors. Only votes "for" or "withheld" are counted in determining whether a plurality has been cast in favor of a director nominee. Abstentions and, if applicable, "broker non-votes," are not counted for purposes of the election of directors. A "broker non-vote" occurs if the holder of record chooses not to vote the uninstructed shares on a non-routine matter or is not permitted to vote the uninstructed shares on a non-routine matter.

  Ratification of Ernst & Young LLP

        The votes cast "for" must exceed the votes cast "against" to approve the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2010. Abstentions and, if applicable, broker non-votes are not counted as votes "for" or "against" these proposals.

Could other matters be decided at the 2010 Annual Meeting?

        At the date this Proxy Statement went to press, we did not know of any matters to be raised at the 2010 Annual Meeting other than those referred to in this Proxy Statement.

        If you are a stockholder of record and you have returned your signed and completed proxy card, the Company will have the discretion to vote for you on other matters that are properly presented at the 2010 Annual Meeting for consideration.

Can I access these proxy materials on the Internet?

        These proxy materials are available in PDF and HTML format at
 http://investor.polypore.net/annual-proxy.cfm and will remain posted until the conclusion of the 2010 Annual Meeting.

Who will pay for the cost of this proxy solicitation?

        We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission.

Who will count the vote?

        Representatives of our transfer agent, Continental Stock Transfer & Trust Company, will tabulate the votes and act as inspectors of election.

GOVERNANCE OF THE COMPANY

Our Corporate Governance Principles and General Information

Role and Composition of the Board of Directors and its Committees

        General.    The Board, which is elected by the stockholders, oversees the management of the Company's business and sets high standards for the Company's directors, officers and employees. The Board selects and monitors the performance of the senior management team, which is charged with the daily operations of the Company's business.

        Board Size.    The Amended and Restated Bylaws of the Company (referred to as the Bylaws) specify that the Board will consist of the number of seats as may be fixed from time to time by resolution of the Board, but that in no event will the number of seats be less than three nor more than 15. The Board has fixed the number of directors at eight, and there are currently no vacancies. It is the policy of the Company that the number of directors not exceed a number that can function efficiently as a body. The Nominating and Corporate Governance Committee considers and makes recommendations to the Board concerning the appropriate structure and needs of the Board.

        Structure.    The positions of Chairman of the Board and Chief Executive Officer of the Company are currently held by Michael Graff and Robert B. Toth, respectively.

        As of March 15, 2010, Warburg Pincus Private Equity VIII, L.P., Warburg Pincus International Partners, L.P. and certain of their affiliates (referred to collectively as Warburg Pincus) were the beneficial owners of approximately 47.6% of Polypore's common stock. In addition, Warburg Pincus has the right to designate up to three members of the Board under the Company's Stockholders Agreement. In light of Warburg Pincus's significant stock ownership and the requirements of the Stockholders Agreement, the Board believes that separating the roles of Chairman of the Board and Chief Executive Officer is appropriate for the Company at this time. Mr. Graff is currently a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. Mr. Toth is not a representative of Warburg Pincus.

        The Board has not adopted a policy regarding the separation of the position of Chairman of the Board from that of Chief Executive Officer. The Board believes that it is in the best interests of Polypore and its stockholders to have the flexibility to select an individual to hold both positions or separate individuals to hold each position who are the most suitable. Accordingly, the Board carefully considers the continued separation of those positions from time to time.

        Selection Criteria.    Candidates are selected for their integrity, diversity, experience, leadership, skill and their ability to exercise sound judgment, among other things. Candidates are chosen with the primary goal of ensuring that the entire Board collectively serves the interests of the stockholders. The Nominating and Corporate Governance Committee considers candidates for re-election and to fill new positions created by expansion and vacancies that occur by resignation, by retirement or for any other reason. In identifying and recommending director nominees, the Nominating and Corporate Governance Committee may take into account factors that they determine appropriate, including any recommendations made by senior management and stockholders of the Company. The Nominating and Corporate Governance Committee does not solicit recommendations of director candidates, but will consider stockholder recommendations of director candidates sent to the Nominating and Corporate Governance Committee c/o the Company. Final approval of a candidate is determined by the full Board. See "Criteria for Board Membership" below in the "Governance Information" section of this Proxy Statement for more information.

        Director Service on Other Public Boards.    The Company does not limit the number of public company boards on which its directors may serve. However, each director nominee must carefully evaluate his or her existing demands before accepting his or her position on the Board or any of the

Board committees or agreeing to serve on the board of another company in the future. The Nominating and Corporate Governance Committee reviews the number of public boards on which a director may sit on a case-by-case basis. Each director is required to advise the Board and the Nominating and Corporate Governance Committee if he or she has accepted an invitation to serve on the board of another public company. Under the New York Stock Exchange (referred to as the NYSE) rules, if an Audit Committee member simultaneously serves on the audit committees of more than three public companies, the Board must determine that such simultaneous service does not impair the ability of such member to effectively serve on the Audit Committee of the Company. None of the Audit Committee members serves on the audit committees of more than three public companies.

        Director Compensation.    The Board, in conjunction with the Compensation Committee, annually reviews and determines the compensation of directors.

        Director Retirement.    The Company does not have a mandatory age by which a director is required to resign. The Nominating and Corporate Governance Committee recommends to the Board on a case-by-case basis whether a director should be nominated for re-election.

        Term Limits.    The Board does not impose term limits on directors' service, nor does it believe in automatic annual re-nomination. The Board self-evaluation process is an important determinant for continuing service.

        Committees.    It is the general policy of the Company that all major decisions be considered by the Board as a whole. As a consequence, the committee structure of the Board is limited to those committees considered to be basic to, or required for, the operation of a public company. Currently these committees are the Audit Committee, Compensation Committee, Executive Committee and Nominating and Corporate Governance Committee. The members and chairs of our Board committees are recommended to the Board by the Nominating and Corporate Governance Committee and elected to such committees by the full Board.

        Chief Executive Officer Performance Goals and Annual Evaluation.    The Compensation Committee is responsible for setting annual and long-term performance goals for the Chief Executive Officer and for evaluating his performance against such goals. The Compensation Committee meets annually with the Chief Executive Officer to receive his recommendations concerning such goals. Both the goals and the evaluation are then considered by the Compensation Committee. The Compensation Committee then meets with the Chief Executive Officer to evaluate his performance against such goals.

        Senior Management Performance Goals.    The Chief Executive Officer is responsible for setting annual and long-term performance goals and compensation for his direct reports.

        Communication with Stakeholders.    The Chief Executive Officer is responsible for establishing effective communications with the Company's stakeholder groups, i.e., stockholders, customers, company associates, communities, suppliers, creditors, governments and corporate partners. It is the policy of the Company that management speaks for the Company. This policy does not preclude outside directors from meeting with stockholders or other stakeholder groups, but in most circumstances, any such meetings would be held with management present. See "Communications with Directors" in the "Governance Information" section relating to direct communications with the Board or with certain members or committees of the Board.

        Risk Oversight.    Our Audit Committee is responsible for overseeing our risk management process. This includes oversight responsibility for financial reporting with respect to the Company's major financial exposures, in accordance with NYSE requirements, the effectiveness of Polypore's enterprise risk management process that monitors and manages key business risks facing the Company and the steps management has taken to monitor and control such exposures. The Audit Committee reports the results of its review to the Board not less than annually and more frequently as circumstances may warrant.

        The Audit Committee receives presentations throughout the year from senior management and various department and business unit leaders that include discussion of significant risks as necessary. The Audit Committee then addresses matters of particular importance or concern, including any significant areas of risk that require its attention, and reports to the Board as appropriate. In addition, through dedicated sessions focusing on corporate strategy, the Board reviews in detail not less than annually the Company's short- and long-term strategies, including consideration of any significant risks facing the Company and their potential impact.

        The Compensation Committee also considers any risks to the Company from its compensation policies and practices (see "The Compensation Committee" in the "Board and Committee Membership" section of this Proxy Statement below). The Compensation Committee determines whether there are any risks that should be raised with Board and/or require disclosure in the Company's Proxy Statement.

        We believe that our approach to risk oversight, as described above, optimizes our ability to approach existing and emerging risks in a proactive manner and make informed strategic and operational decisions.

Board and Committee Processes and Functions

        Agenda.    The Chairman of the Board sets the agenda for Board meetings with the understanding that the Board is responsible for providing suggestions for agenda items that are aligned with the advisory and monitoring functions of the Board. Any member of the Board may request that an item be included on the agenda. The chair of each Board committee (and if the committee has no chair, one of its members), in consultation with committee members and the appropriate members of management and staff, develop committee agendas.

        Materials.    Materials related to agenda items are provided to Board and Board committee members sufficiently in advance of Board meetings to allow the directors to prepare for discussion of the items at the meeting.

        Meetings.    The frequency, length and agenda of meetings of each of the Board and its committees are determined by the Chairman of the Board or the chair of the applicable committee (or, if the committee has no chair, by a member of the committee), subject to the NYSE and SEC rules. At the invitation of the Board or its committees, as applicable, members of senior management attend Board and Board committee meetings or portions thereof for the purpose of participating in discussions. Generally, presentations of matters to be considered by the Board or its committees are made by the manager responsible for that area of the Company's operations.

        Director Access to Corporate and Independent Advisors.    Board members have access to all members of management and employees of the Company and, as necessary and appropriate, Board members may consult with independent legal, financial and accounting advisors to assist in their duties to Polypore and its stockholders.

        Executive Sessions.    Executive sessions and meetings of outside directors without management present are held regularly to review the report of the independent registered public accounting firm, the criteria upon which the evaluation of the performance of the Chief Executive Officer and other senior managers is based, the performance of the Chief Executive Officer against such criteria, the compensation of the Chief Executive Officer and other senior managers and any other relevant matters. Mr. Graff presides at all executive sessions of the non-management directors. Meetings are held from time to time with the Chief Executive Officer for a general discussion of relevant subjects. In 2009, the non-management directors met in executive session four times.

        Annual Self-Evaluation.    The Board, under the direction of the Nominating and Corporate Governance Committee, prepares an annual performance self-evaluation. In addition, each Board committee is responsible for preparing an annual performance self-evaluation and reviewing its findings with the Board.

        Annual Meeting Attendance.    The Company encourages all Board members to attend the Company's annual meeting of stockholders. The Company expects that Board members will attend the 2010 Annual Meeting of Stockholders if possible. Six members of the Board attended the 2009 Annual Meeting of Stockholders in person or telephonically.

Corporate Governance Guidelines

        Our Corporate Governance Guidelines consist of a set of principles under which Polypore is governed. Since the Board is charged with ultimate governance of the Company, the guidelines principally address the Board's governance role and functions. These topics include:

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  Director qualifications;

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  Director responsibilities;

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  Director access to management and to select outside advisors;

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  Director compensation; and

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  Director orientation and continuing education.

        The Board periodically reviews our Corporate Governance Guidelines and, from time to time, revises them in response to changing regulatory requirements, evolving best practices and input from our stockholders and other constituents. Our Corporate Governance Guidelines are published on our website at http://investor.polypore.net/governance.cfm.

Polypore Corporate Governance Website

        In addition to our Corporate Governance Guidelines, other information relating to corporate governance at Polypore is available on our website, including information relating to:

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  The members of the Board;

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  Our Board committees, including their charters and current members;

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  Polypore's Code of Business Conduct and Ethics, as applicable to the Board, our officers, including our Chief Executive Officer and Chief Financial Officer, and all other employees of the Company and its subsidiaries;

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  How to communicate with members of the Board; and

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  Investor Frequently Asked Questions.

        We will provide copies of any of the foregoing information without charge upon written request to Polypore International, Inc., Investor Relations, 11430 N. Community House Road, Suite 350, Charlotte, North Carolina 28277-1591.

 Governance Information

Director Independence

        A majority of the members of the Board and the entirety of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee must be "independent" in accordance with the listing standards of the NYSE. There is no such requirement for the Executive Committee. The Board, on an annual basis, reviews the independence of all Board members, affirmatively makes a determination as to the independence of each Board member and discloses those determinations. For a Board member to be independent (each referred to as an Independent Director), the Board must affirmatively determine that, in its business judgment, the Board member has no material relationship with the Company, except as a Board member. In making that determination, the Board adheres to the independence requirements of the NYSE. One of the factors considered by both the Nominating and Corporate Governance Committee and the Board in their recommendation or approval of director nominees is their potential status as an Independent Director. Board members or director nominees that are determined to be independent either meet or exceed the independence test of the NYSE rules, including the requirement that Independent Directors cannot have any material relationship (as described in the NYSE rules) with the Company other than as a director.

        The Nominating and Corporate Governance Committee reviewed the applicable standards for Board member and Board committee member independence, our Director Qualification Standards and the criteria applied to determine "audit committee financial expert" status. On the basis of this review, the Nominating and Corporate Governance Committee made recommendations to the full Board and the Board made its independence and "audit committee financial expert" determinations based upon the Nominating and Corporate Governance Committee's recommendations and the supporting information.

        As a result of this review, the Board affirmatively determined that all of the members of the Board are Independent Directors except for Robert B. Toth, who is not an Independent Director because of his employment as Chief Executive Officer of the Company.

Criteria for Board Membership

        The Nominating and Corporate Governance Committee reviews the composition of the full Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works with management in soliciting candidates with those qualifications.

        In addition, the Board has adopted a formal set of categorical Director Qualification Standards (which are set forth in Polypore's Corporate Governance Guidelines) that the Nominating and Corporate Governance Committee uses in its recruitment, review and recommendation to the Board of director nominees, and that the Board uses in its assessment and ultimate approval of director nominees recommended by the Nominating and Corporate Governance Committee. The Director Qualification Standards include the following:

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  Each director should bring to the Company a range of skill, experience, knowledge and judgment. It is not the duty of a director to represent a particular constituency, but to act in favor of the Company and its stockholders.

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  Directors should demonstrate competence in one or more of the following areas: accounting or finance, business or management experience or knowledge, industry knowledge or experience, crisis management or leadership and strategic planning. The Board as a whole should be competent in substantially all of these areas. Each member should be able to provide a useful perspective on significant risks and competitive advantages facing the Company.

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  Directors should be active. They should maintain an attitude of constructive skepticism and participate in corporate affairs by asking questions that require accurate, honest responses. They should thoroughly evaluate and respond to communications from management.

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  Directors must act with integrity and be committed to the Company, its business plans and long-term stockholder value.

        As part of the Nominating and Corporate Governance Committee's assessment of a prospective director nominee's skill, experience, knowledge and judgment, the Committee considers diversity of background and personal experience. In this context, diversity may encompass a number of different factors including a director nominee's educational and professional history, community or public service, expertise or knowledge base, race, ethnicity, gender, geographic residency and/or other tangible and intangible aspects in relation to the characteristics of current directors and other prospective director nominees. The Nominating and Corporate Governance Committee does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director nominees, and a nominee's background and personal experience, while important, does not necessarily outweigh other attributes or factors the Committee may consider. The Committee considers a director nominee's background and personal experience as a factor in its goal to create and maintain a Board that will meet the needs of the Company's various stakeholders.

        In addition, pursuant to our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee considers whether or not the candidate can be considered by the Board as an Independent Director (see "Director Independence" above) and the number of other boards of public companies on which a candidate serves.

        See "Biographical Information of Our Directors and Executive Officers and Director and Director Nominee Qualification" in the "ITEM 1—Election of Directors" section of this Proxy Statement for the particular experience, qualifications, attributes and skills that led the Board to conclude that each director and director nominee is qualified to serve as a Board member.

        The Nominating and Corporate Governance Committee considers candidates for the Board suggested by our stockholders, provided that the recommendations are made in accordance with the procedures required under our Bylaws and described in this Proxy Statement under the heading "Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders." Stockholder nominees for the Board whose nominations comply with these procedures and who meet the criteria outlined above, in the Nominating and Corporate Governance Committee's Charter and in our Corporate Governance Guidelines, will be evaluated by the Nominating and Corporate Governance Committee in the same manner as the committee's nominees for the Board.

        The full text of our Director Qualification Standards can be found in Polypore's Corporate Governance Guidelines, which are published on our website at http://investor.polypore.net/governance.cfm.

Communications with Directors

        Stockholders and other interested parties may communicate with the Chairman of the Board and any other member of the Board, including non-management directors and the members of the Audit, Compensation and Nominating and Corporate Governance Committees, on Board-related issues by directing the communication to such members or committees c/o Company Secretary, Polypore International, Inc., 11430 North Community House Road, Suite 350, Charlotte, North Carolina 28277-1591.

        Relevant communications are distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, certain items that are unrelated to the duties and responsibilities of the Board will be excluded, such as:

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  Business solicitations or advertisements;

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  Junk mail and mass mailings;

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  New product suggestions;

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  Product complaints;

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  Product inquiries;

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  Resumes and other forms of job inquiries; and

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  Surveys.

        In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any outside director upon request.

Polypore Code of Business Conduct and Ethics

        Members of the Board and all of our employees, including our Chief Executive Officer and Chief Financial Officer, are required to abide by Polypore's Code of Business Conduct and Ethics to ensure that our business is conducted in a consistently legal and ethical manner. This policy forms the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct and the high integrity level of our employees. Our policies and procedures cover all areas of professional conduct, including conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business.

        Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of Polypore's Code of Business Conduct and Ethics. As required by the Sarbanes-Oxley Act of 2002, our Audit Committee has procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

        The full text of the Code of Business Conduct and Ethics is published on our website at http://investor.polypore.net/governance.cfm. We will disclose any future amendments to, or waivers from, these ethical policies and standards for senior officers and directors on our website within four business days following the date of such amendment or waiver.

 Board and Committee Membership

        Our business, property and affairs are managed under the direction of the Board. Members of the Board are kept informed of our business through discussions with our Chief Executive Officer and other senior officers, by reviewing materials provided to them, by visiting our offices and plants and by participating in meetings of the Board and its committees.

        During 2009, the Board met five times and had four committees. Those committees consisted of an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation Committee and an Executive Committee. Each of our incumbent directors attended at least 75% of the regularly scheduled and special meetings of the Board and meetings of the Board committees on which they served in 2009.

        The table below provides 2009-2010 membership and meeting information for each of the Board committees.

Name	Title	Audit		Compensation		Nominating and Corporate Governance		Executive Committee
Barr, David A.	Director					X
Cooney, Charles L.	Director	X
Dries, William(1)	Director	X				X	(2)
Flynn, Frederick C. Jr.(1)	Director	X	*
Graff, Michael	Chairman of the Board			X				X
Howley, W. Nicholas	Director			X	(3)
Kruse, Kevin	Director			X				X
Toth, Robert B.	Director, President and Chief Executive Officer							X
2009 Meetings	N/A	6		3		2		2

(1)
Audit Committee Financial Expert.

(2)
Mr. Dries became a member of the Nominating and Corporate Governance Committee on January 29, 2009.

(3)
Mr. Howley became a member of the Compensation Committee on January 29, 2009.

*
Committee Chair

The Audit Committee

        Polypore has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (referred to as the Exchange Act). The Audit Committee is governed by a Board-approved charter stating its responsibilities. Under its charter, the Audit Committee is responsible for reviewing the adequacy and effectiveness of internal controls over financial reporting with Polypore's independent registered public accounting firm, internal auditors and Company management. The committee reviews and consults with management, the internal auditors and the independent registered public accounting firm on matters related to the annual audit, the published financial statements, earnings releases and the accounting principles applied. The Audit Committee is also responsible for appointing, retaining and evaluating the

Company's independent registered public accounting firm. The committee is directly responsible for the compensation, retention and oversight of the Company's independent registered public accounting firm and evaluates the independent registered public accounting firm's qualifications, performance and independence. The committee reviews reports from management relating to the status of compliance with laws, regulations and internal procedures.

        The committee is also responsible for reviewing and discussing with management the Company's policies with respect to risk assessment and risk management and reviewing related person transactions. See "Risk Oversight" in the "Role and Composition of the Board of Directors and its Committees" section of this Proxy Statement. See also "RELATED PERSON TRANSACTIONS AND INDEMNIFICATION."

        The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent registered public accounting firm. The Audit Committee has also established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company (See "Polypore Code of Business Conduct and Ethics" in the "Governance Information" section of this Proxy Statement). Further detail about the role of the Audit Committee may be found in the section entitled "Audit Committee Report" later in this Proxy Statement.

        The Board has determined that Audit Committee members Messrs. Flynn and Dries are "audit committee financial experts" for purposes of the SEC's rules. The Board has also determined that each of the members of the Audit Committee meets the requirements of SEC Rule 10A-3 applicable to Audit Committee members. Furthermore, the Board has determined that each of the members of the Audit Committee is an Independent Director.

        A copy of the Audit Committee Charter is available on our website at http://investor.polypore.net/governance.cfm.

The Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee is governed by a Board-approved charter stating its responsibilities. Under the terms of its charter, the Nominating and Corporate Governance Committee is responsible for matters of corporate governance and matters relating to the practices, policies and procedures of the Board. This includes developing criteria for Board membership and recommending and recruiting director candidates. The committee also considers possible conflicts of interest of Board members and senior officers and monitors the functions of the various committees of the Board.

        The Nominating and Corporate Governance Committee advises on the structure of Board meetings and recommends matters for consideration by the Board. The committee is directly responsible for overseeing the evaluation of the Board and its committees and reviewing the Director Qualification Standards. It also assists management by reviewing succession plans for elected corporate officers.

        A copy of the Nominating and Corporate Governance Committee Charter is available on our website at http://investor.polypore.net/governance.cfm.

        The Board has determined that each of the members of the Nominating and Corporate Governance Committee is an Independent Director.

The Compensation Committee

        The Compensation Committee is governed by a Board-approved charter stating its responsibilities. Under the terms of its charter, the Compensation Committee administers the Company's executive compensation program and reviews director compensation. The committee also oversees Polypore's compensation and benefit plans and policies, administers its stock plans (including a review of equity grants to officers) and reviews and approves annually all compensation decisions relating to executive officers, including those for the Chief Executive Officer and the other executive officers named in the Summary Compensation Table. The Compensation Committee also reviews and considers the Company's compensation policies and practices for all of its employees for the purpose of identifying any material risks.

        The Compensation Committee can delegate its authority under its charter to subcommittees of the Compensation Committee in its discretion, as long as the actions taken by such subcommittees are not inconsistent with the obligations and responsibilities of the Compensation Committee.

        In addition to reviewing executive officer compensation against that of their contemporaries in the Company's peer group, the Compensation Committee considers recommendations from the Chief Executive Officer regarding compensation for those executives reporting directly to him as well as other officers, and approves compensation for such officers. Management provides to the committee historical and prospective breakdowns of the total compensation components for each executive officer.

        The Board has determined that each of the members of the Compensation Committee is an Independent Director. In addition, each committee member is a "Non-Employee" director as defined in the Exchange Act, and is an "outside director" as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (referred to as the Code).

        Polypore's corporate human resources department supports the Compensation Committee in its work. In addition, the committee has sole and absolute authority to engage the services of outside advisors, experts and others to assist the committee.

        A copy of the Compensation Committee Charter is available on our website at http://investor.polypore.net/governance.cfm.

  Compensation Committee Interlocks and Insider Participation

        The Compensation Committee consists of Messrs. Graff, Kruse and Howley. Since the beginning of the Company's last fiscal year, none of the members of the Compensation Committee is or has been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company's Compensation Committee or the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and certain of our officers and any persons who own more than ten percent of our common stock to file reports of holdings and transactions in Polypore common stock with the SEC. Such persons are required to furnish Polypore with copies of all such filings. Based solely on our review of copies of such reports furnished to us and written representations from our directors and our officers who are subject to Section 16(a) filing requirements, we believe that all Section 16(a) filing requirements were met in the 2009 fiscal year.

RELATED PERSON TRANSACTIONS AND INDEMNIFICATION

Review of Related Person Transactions

        The Board has adopted a written Transactions with Related Persons Policy (referred to as the Related Person Policy) that is administered by the Audit Committee. The Related Person Policy applies to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a "related person" as defined by the SEC has a direct or indirect material interest, referred to in the Related Person Policy as an interested transaction.

        Interested transactions are to be submitted to the Audit Committee for approval, ratification or other action at its next meeting or, in those instances in which senior management determines that it is not practicable or desirable to wait until the next Audit Committee meeting, to the Audit Committee chair, provided the transaction involves less than $1,000,000 in the aggregate. The Audit Committee or its chair, as applicable, may approve, based on good faith consideration of all the relevant facts and circumstances, only those related person transactions that are in, or not inconsistent with, the best interests of the Company and its stockholders. The Related Person Policy also provides for standing approval for certain categories of transactions such as matters that are required to be disclosed to the SEC and transactions where all stockholders receive proportional benefits.

        The Related Person Policy provides that if advance approval of an interested transaction is not obtained, it must be promptly submitted to the Audit Committee for possible ratification, approval, amendment, termination or rescission.

Transactions with Related Persons

        Neither the Company nor any of its subsidiaries entered into any interested transactions since the beginning of the Company's last fiscal year, nor are there any currently proposed.

Indemnification

        We indemnify our directors and our elected officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. This is required under our Amended and Restated Certificate of Incorporation.

 SECURITIES OWNERSHIP OF OFFICERS AND DIRECTORS
AND CERTAIN BENEFICIAL OWNERS

Officers and Directors

        The following table describes, as of March 15, 2010, the beneficial ownership of Polypore's common stock held by each member of the Board, by our Chief Executive Officer and the other executive officers named in the Summary Compensation Table in the "Executive Compensation" section of this Proxy Statement (referred to as Named Executive Officers) and by the members of the Board and Named Executive Officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Amos, Lynn Chief Financial Officer, Treasurer and Secretary	172,392	(1)	*
Barr, David A. Director	21,193,840	(2)	47.6
Cooney, Charles L. Director	1,202		*
Dries, William Director	1,853		*
Flynn, Frederick C., Jr. Director	19,750		*
Graff, Michael Chairman of the Board	21,193,840	(2)	47.6
Hauswald, Pierre Vice President and General Manager, Energy Storage— Transportation and Industrial	148,153	(3)	*
Howley, W. Nicholas Director	28,041	(4)	*
Kruse, Kevin Director	21,193,840	(2)	47.6
Pulwer, Mitchell J. Vice President and General Manager, Energy Storage—Electronics	145,640	(5)	*
Sauer, Josef Vice President and General Manager, Separations Media	145,640	(6)	*
Toth, Robert B. President, Chief Executive Officer and Director	676,567	(7)	1.5
All Directors and Executive Officers (14 persons)	22,719,406		49.4

*
Percentages less than one percent are denoted by an asterisk.

(1)
Includes 160,392 shares of common stock subject to options, exercisable within 60 days of March 15, 2010.

(2)
Includes 21,193,840 shares of common stock owned collectively by Warburg Pincus Private Equity VIII, L.P., Warburg Pincus International Partners, L.P. and PP Holding, LLC. Messrs. Graff, Barr and Kruse are general partners of Warburg Pincus & Co. and are managing directors and members of Warburg Pincus LLC. All shares indicated as owned by Messrs. Graff, Barr and Kruse are included because of their affiliation with Warburg Pincus. Messrs. Graff, Barr and Kruse disclaim beneficial ownership of all shares held by Warburg Pincus. See the "Certain Beneficial Owners" table below.

(3)
Consists of 148,153 shares of common stock subject to options, exercisable within 60 days of March 15, 2010.

(4)
Includes 26,188 shares of common stock subject to options, exercisable within 60 days of March 15, 2010.

(5)
Consists of 145,640 shares of common stock subject to options, exercisable within 60 days of March 15, 2010.

(6)
Consists of 145,640 shares of common stock subject to options, exercisable within 60 days of March 15, 2010.

(7)
Includes 10,100 shares of common stock held by the Robert B. Toth Revocable Trust and 666,467 shares of common stock subject to options, exercisable within 60 days of March 15, 2010.

Certain Beneficial Owners

        The following table describes, as of March 15, 2010, the persons known by us to be beneficial owners of more than five percent of Polypore's common stock. Each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Unless otherwise indicated, the address for the persons listed in the table is: c/o Warburg Pincus & Co., 450 Lexington Avenue, New York, New York 10017.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Warburg Pincus Private Equity VIII, L.P.(1)	15,817,986	35.5
Warburg Pincus International Partners, L.P.(1)	15,817,986	35.5
PP Holding, LLC(1)	10,442,132	23.5
Warburg Pincus Partners LLC(1)	21,193,840	47.6
Warburg Pincus & Co.(1)	21,193,840	47.6
Warburg Pincus LLC (1)	21,193,840	47.6
Charles R. Kaye(1)	21,193,840	47.6
Joseph P. Landy(1)	21,193,840	47.6
Morgan Stanley(2)	2,257,751	5.1

(1)
Warburg Pincus Private Equity VIII, L.P. and Warburg Pincus International Partners, L.P. are each direct record holders of 5,375,854 shares of Polypore common stock. By virtue of their position as the managing members of PP Holding LLC, they each are deemed to be the beneficial owner of an additional 10,442,132 shares of common stock of which PP Holding, LLC is the direct record holder. Warburg Pincus Private Equity VIII, L.P. and Warburg Pincus International Partners, L.P. own approximately 99% of PP Holding, LLC.

The sole general partner of Warburg Pincus Private Equity VIII, L.P. and of Warburg Pincus International Partners, L.P. is Warburg Pincus Partners LLC. Warburg Pincus & Co. is the managing member of Warburg Pincus Partners LLC. Warburg Pincus LLC manages Warburg Pincus Private Equity VIII, L.P. and Warburg Pincus International Partners, L.P. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of Warburg Pincus and Co-Presidents and Managing Members of Warburg Pincus, LLC. Mr. Kaye and Mr. Landy may be deemed to control Warburg Pincus. Each of Warburg Pincus & Co., Warburg Pincus Partners LLC, Warburg Pincus LLC, Mr. Kaye and Mr. Landy disclaim beneficial ownership of the common stock except to the extent of any indirect pecuniary interest therein.

(2)
Based on the Schedule 13G filed by Morgan Stanley on February 12, 2010. Morgan Stanley's address is 1585 Broadway, New York, NY 10036.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—Election of Directors

Director Nominees

        Three current members of the Board, David A. Barr, Charles L. Cooney and Robert B. Toth (all of the members of Class III), are standing for re-election, to hold office until the Company's 2013 Annual Meeting of Stockholders. A plurality of votes cast is required for the election of directors. Each director nominee elected to the Board will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement.

        We expect each director nominee for election to the Board to be able to serve if elected. If any director nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute director nominees, unless the Board chooses to reduce the number of directors serving on the Board.

        The principal occupation and certain other information about the director nominees is set forth in the table below.

        If you are a stockholder of record, unless you indicate on the proxy card that your vote should be withheld from any or all of the director nominees, the Company will vote the proxy for each of the director nominees.

        The Board unanimously recommends a vote FOR the election of Messrs. Barr, Cooney and Toth as members of the Board.

Stockholders Agreement

        On May 13, 2004, the Company entered into a Stockholders Agreement with Warburg Pincus (referred to as the Stockholders Agreement). According to the Stockholders Agreement, Warburg Pincus has the right to designate up to three members of the Board. Currently, Warburg Pincus has designated David A. Barr, Michael Graff and Kevin Kruse as its representatives on the Board under the Stockholders Agreement. See the table above for more information regarding the relationship of Messrs. Barr, Graff and Kruse to Warburg Pincus.

Biographical Information of Our Directors and Executive Officers and Director and Director Nominee Qualifications

        Certain biographical information about the current members of the Board and members of senior management is set out below. Also described below are the particular experiences, qualifications, attributes or skills that led the Board to conclude that the current members of the Board, including nominees for election to the Board at the 2010 Annual Meeting, are qualified to serve as Board members.

 Nominees for Election to the Board of Directors at the 2010 Annual Meeting

        David A. Barr, Director, Class III.    Mr. Barr, 46, became a director in 2004 pursuant to the Stockholders Agreement. Mr. Barr has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since January 2001. Prior to joining Warburg Pincus LLC, Mr. Barr was a managing director at Butler Capital, an investment company, where he focused on industrial and consumer leveraged buyout transactions for more than ten years. Mr. Barr is a director of TransDigm, Builders FirstSource, Inc., Scotsman Industries and Neiman Marcus Group, Inc. He holds a B.A. degree in Economics from Wesleyan University and an M.B.A. from Harvard Business School. Mr. Barr's, extensive experience with companies in the consumer, industrial and manufacturing sector and as a member of various public company boards, among other attributes, led the Board to conclude that he should again be nominated as a director. Affiliates of Warburg Pincus own common stock and have the right to recommend members to the Board of Directors of Polypore. See "Stockholders Agreement" above for information regarding Warburg Pincus's designation of Mr. Barr to the Board.

        Charles L. Cooney, Director, Class III.    Professor Cooney, 65, has been the Robert T. Haslam Professor of Chemical and Biochemical Engineering in the Department of Chemical Engineering at the Massachusetts Institute of Technology (MIT) since 2007. He has been with MIT since 1970 and is the founding Faculty Director of the Deshpande Center for Technological Innovation. Professor Cooney has won several prestigious awards including the 1989 Gold Medal of the Institute of Biotechnological Studies (London) and has published over 20 patents. Professor Cooney served on the board and was an audit committee member of CUNO Incorporated from 1996 until 2005. He currently serves as a consultant to a number of biotech and pharmaceutical companies and sits on the Boards of Directors of Genzyme Corporation, LS9 Inc., Microbia, Inc. and Biocon, Ltd. (India). Professor Cooney's extensive experience in the biotech field, both in the educational and business spheres, his expertise in chemical engineering and his financial acumen, among other attributes, led the Board to conclude that he should again be nominated as a director.

        Robert B. Toth, President, Chief Executive Officer and Director, Class III.    Mr. Toth, 49, became our President, Chief Executive Officer and a director on July 6, 2005. Mr. Toth previously was Chief Executive Officer and President of CP Kelco ApS, a leading global manufacturer of hydrocolloids, with more than 2,000 customers in over 100 countries and facilities in North America, Europe, Asia and Latin America. Prior to joining CP Kelco in June of 2001, he spent 19 years at Monsanto and Solutia Inc. in roles of increasing responsibility, most recently as Vice President and General Manager of the Resins and Additives division of Solutia. Mr. Toth earned a B.S. degree in Industrial Management from Purdue University, and an M.B.A. from the John M. Olin School of Business at Washington University in St. Louis, Missouri. Mr. Toth's extensive experience in leading corporations in the manufacturing and specialty materials sector, including his knowledge and skills in senior management, finance and operations of the Company, among other attributes, led the Board to conclude that he should again be nominated as a director.

Current Members of the Board of Directors
Not Standing for Re-Election at the 2010 Annual Meeting

        William Dries, Director, Class II.    Mr. Dries, 58, became a director on September 26, 2007. Mr. Dries is currently Senior Vice President and Chief Financial Officer of EnPro Industries. Prior to assuming his current role at EnPro, Mr. Dries was affiliated with EnPro and Goodrich Corporation, the former parent company of EnPro, from September 2001. From 1985 until 2001, Mr. Dries was employed by United Dominion Industries, where he was Senior Vice President and Chief Financial Officer, having previously served as Manager of Accounting and Senior Vice President of Finance and Controller. A certified public accountant, Mr. Dries was an audit principal for Ernst & Young in New York for 11 years before joining United Dominion. Mr. Dries received his B.S. degree in Business Administration and an M.B.A. from Rutgers University. Mr. Dries's financial acumen and extensive experience working with companies in the industrial sector, among other attributes, led the Board to conclude that he is qualified to serve as a Board member.

        Frederick C. Flynn, Jr., Director, Class II.    Mr. Flynn, 59, joined the Board and became chair of the Audit Committee as of June 27, 2007. Mr. Flynn is currently the director of administration for the City of Stamford, Connecticut. Prior to that, Mr. Flynn was the Executive Vice President—Finance and Administration and Chief Financial Officer of Kionix, Inc. from November 2007 through 2008. From January 1999 through September 2005, Mr. Flynn was a director and served as Senior Vice President—Finance & Administration and Chief Financial Officer of CUNO, Inc., a filtration equipment manufacturer. From January 1997 through 1998, Mr. Flynn served as Senior Vice President—Finance and Chief Financial Officer of GE Capital Information Technology Solutions, a computer systems distributor and service provider. In 1996 he was Senior Vice President—Finance of National Medical Care, Inc., a healthcare services provider, and from 1979 to 1995 he was with United Technologies Corporation, a global diversified industrial corporation, the last six years as Vice President—Treasurer. Mr. Flynn is a director and chair of the audit committee of ATMI, Inc., a supplier of materials to microelectronic products manufacturers. Mr. Flynn holds a B.S. degree in Economics from Boston College and an M.B.A. from the University of Connecticut. Mr. Flynn's financial acumen and extensive experience with technology companies and in government, among other attributes, led the Board to conclude that he is qualified to serve as a Board member.

        Michael Graff, Chairman of the Board, Class I.    Mr. Graff, 58, became Chairman of the Board in 2004 pursuant to the Stockholders Agreement. Mr. Graff has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since October 2003 and has served as an advisor to Warburg Pincus LLC from July 2002 until October 2003. Prior to working with Warburg Pincus LLC, Mr. Graff spent six years with Bombardier, a transportation equipment manufacturer, first as President of Business Aircraft and later as President and Chief Operating Officer of Bombardier Aerospace Group. Prior to joining Bombardier, Mr. Graff spent 15 years with McKinsey & Company, Inc., a management consulting firm, as a partner in the New York, London and Pittsburgh offices. Mr. Graff is a director of TransDigm Group Inc. (referred to as TransDigm), a producer of aircraft components, and Builders FirstSource, Inc., a building products manufacturer. Mr. Graff received an A.B. degree in economics from Harvard College and an M.S. degree in Management from M.I.T. Mr. Graff's extensive experience with companies in the transportation and industrial sectors and as a member of various public company boards, among other attributes, led the Board to conclude that he is qualified to serve as a Board member. Affiliates of Warburg Pincus own common stock and have the right to recommend members to the Board of Directors of Polypore. See "Stockholders Agreement" above for information regarding Warburg Pincus's designation of Mr. Graff to the Board.

        W. Nicholas Howley, Director, Class I.    Mr. Howley, 58, has been a member of the Board since January 31, 2007. Mr. Howley currently serves as the Chairman of the Board of Directors and Chief Executive Officer of TransDigm. Mr. Howley has served as Chief Executive Officer of TransDigm since December 2001 and has served in various roles with TransDigm since TransDigm's inception in September 1993. Mr. Howley is also a director of Satair A/S, a Danish public company. Mr. Howley received a B.S. degree in engineering from Drexel University and an M.B.A. from Harvard University. Mr. Howley's extensive experience in senior management and operations at TransDigm, a public technology company, among other attributes, led the Board to conclude that he is qualified to serve as a Board member.

        Kevin J. Kruse, Director, Class II.    Mr. Kruse, 40, became a director in 2004 pursuant to the Stockholders Agreement. Mr. Kruse has been a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since January 2006 and was previously a Vice President of Warburg Pincus LLC beginning in January 2003 and has been employed by Warburg Pincus LLC since February 2002. Prior to joining Warburg Pincus LLC, Mr. Kruse was employed by AEA Investors Inc., an investment company, where he focused on private equity opportunities in industrial and consumer products companies. Before that, he was employed by Bain & Co., a management consulting firm. Mr. Kruse is a director of Builders FirstSource, Inc. and Brandywine Assisted Living, LLC, was a director of Wellman, Inc. from November 2005 until February 2009 and was a director of Transdigm Group, Inc. from 2003 until 2008. Mr. Kruse received an A.B. degree in Government from Dartmouth College. Mr. Kruse's extensive experience with companies in the chemical and industrial sectors and as a member of various public company boards, among other attributes, led the Board to conclude that he is qualified to serve as a Board member. Affiliates of Warburg Pincus own common stock and have the right to recommend members to the Board of Directors of Polypore. See "Stockholders Agreement" above for information regarding Warburg Pincus's designation of Mr. Kruse to the Board.

Executive Officers

        Robert B. Toth, President, Chief Executive Officer and Director.    See above in "Nominees for Election to the Board of Directors at the 2010 Annual Meeting" for Mr. Toth's biographical information.

        Lynn K. Amos, Chief Financial Officer, Treasurer and Secretary.    Mr. Amos, 44, has served as our Chief Financial Officer since February 2002. Prior to his current role, Mr. Amos served as Director of Corporate Development and Corporate Controller at The InterTech Group, a private holding company for a diverse group of businesses. In these roles, Mr. Amos was directly involved in our financial and acquisition activities. Prior to joining The InterTech Group, Mr. Amos worked in a variety of financial roles at Umbro International, Reeves Industries, Inc. and Price Waterhouse. Mr. Amos holds a B.S. degree from Western Carolina University and is a Certified Public Accountant.

        Pierre A. Hauswald, Vice President and General Manager, Energy Storage—Transportation and Industrial.    Mr. Hauswald, 56, has served as Vice President & General Manager of Energy Storage—Transportation and Industrial since June 2004. Since joining Polypore in 1981, he has held several management positions of increasing responsibility, which included Quality Control Manager, Site Manager, Worldwide Manufacturing Manager and Vice President of Manufacturing and Engineering. Mr. Hauswald graduated from the Institut National des Sciences Appliques in Lyon as a Diplomed Engineer in Chemistry and Macro-molecules.

        Mitchell J. Pulwer, Vice President and General Manager, Energy Storage—Electronics.    Mr. Pulwer, 57, has served as Vice President and General Manager of Energy Storage—Electronics since April 17, 2006. Mr. Pulwer previously served as Vice President and General Manager at Solutia, Inc., from 2004 to 2006, where he led steady growth of the company's $600 million interlayer film division. Before that, he held roles of increasing responsibility in marketing, sales and business development in Solutia's Saflex business, from 1997 to 2004. In addition to an undergraduate degree in Chemistry, Mr. Pulwer has an M.B.A. from Washington University, St. Louis, Missouri, a Ph.D. in Organic Chemistry from the State University of New York-Buffalo and a Postdoctoral Fellowship at Yale University, New Haven, Connecticut. He holds 16 patents and has been published in 14 technical publications.

        Josef Sauer, Vice President and General Manager, Separations Media.    Mr. Sauer, 58, has served as Vice President and General Manager of Separations Media since June 1, 2006. From July 2005 until joining Polypore, Mr. Sauer served as Business Director, Liquid Coating Resins & Additives (Europe, Middle East and Asia) for Cytec Surface Specialties based in Brussels, Belgium. From June 2003 to July 2005, Mr. Sauer served as Global Manager, Liquid Coating Resins for Surface Specialties UCB SA and from February 2003 to June 2003, he served as Business Director, Technical Products for Surface Specialties Germany GmbH & Co KG of the UCB-Group. From July 2002 to February 2003, Mr. Sauer served as Business Director, Technical Products for Solutia Inc. and from January 2000 to July 2002, he served as Commercial Director and Director, Marketing Technical Service (Europe, Middle East and Africa), Resins and Additives for Solutia Inc. In addition to an undergraduate degree in Organic Chemistry, Mr. Sauer holds a Ph.D. in Organic Chemistry from University Dortmund, Dortmund, Germany.

        John J. O'Malley, Senior Vice President, Human Resources.    Mr. O'Malley, 54, has served as Senior Vice President, Human Resources since August 2005. Mr. O'Malley previously served as Senior Vice President—Human Resources for Southfield, Michigan-based GST AutoLeather, from 2003 to 2005, for which he directed all human resources activities. Before that, he held positions with increasing responsibility in human resources at several companies, including Certainteed Corporation, Formica Corporation, Clopay Corporation and Solutia Inc. Mr. O'Malley has a B.A. degree in Psychology from Lafayette College in Easton, Pennsylvania, and is a graduate of the University of Michigan Senior Executive Human Resources Program.

        Phillip E. Bryson, Vice President, Strategic Planning and General Counsel.    Mr. Bryson, 40, has served as General Counsel since July 2004, after having served as General Counsel and Corporate Secretary for Polymer Group, Inc., a global manufacturer of non-woven fabrics, from March 2003 until July 2004. He previously served as Deputy General Counsel at the InterTech Group where he focused on merger and acquisition activity. Mr. Bryson earned his B.S. degree in Finance and Business Economics from the University of South Carolina, and his J.D. from Columbia University in New York.

ITEM 2—Ratification of Independent Registered Public Accounting Firm

        The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2010.

        Representatives of Ernst & Young LLP will be present at the 2010 Annual Meeting to answer appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

        We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2010. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification because we value our stockholders' views on the Company's independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered as a direction to the Board and the Audit Committee to consider the selection of a different firm. However, if the Board determines it to be in the best interests of the Company to retain Ernst & Young LLP as our independent registered public accounting firm, it may do so in its sole discretion, despite the stockholders' failure to ratify the selection. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

        The Board unanimously recommends a vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2010.

Audit and Non-Audit Fees

        The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company's annual financial statements for the fiscal years ended January 2, 2010 and January 3, 2009, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2009	2008
Audit Fees(1)	$1,148,000	$1,820,000
Audit-Related Fees(2)	48,000	0
Tax Fees(3)	623,000	621,000
All Other Fees(4)	3,000	3,000

Total	$1,822,000	$2,444,000

(1)
"Audit Fees" represent fees for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements included in our Annual Reports on Form 10-K, the review of financial statements included in our Quarterly Reports on Form 10-Q and any services normally provided by Ernst & Young LLP in connection with statutory and regulatory filings (including the Company's follow-on public offering) or engagements.

(2)
"Audit-Related Fees" consist of the aggregate fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not reported under "Audit Fees" above. Audit-related fees included fees for stock destruction and divesture assistance.

(3)
"Tax Fees" represent fees for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning.

(4)
"All Other Fees" represent fees for products and services provided by Ernst & Young LLP, other than services reported under "Audit Fees," "Audit-Related Fees" and "Tax Fees."

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

        Generally, before an independent registered public accountant is engaged by the Company to render audit or non-audit services, the engagement is approved by the Audit Committee. Any subsequent changes in audit, audit-related, tax or other services to be provided by the independent registered public accountant due to changes in scope of work, terms, conditions or fees of the engagement must be pre-approved by the Audit Committee. Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accountant and the Chief Financial Officer of the Company and must be consistent with applicable SEC regulations regarding auditor independence.

        Prior to approving non-audit services, the Audit Committee considers whether those non-audit services are compatible with maintaining our principal independent registered public accountant's independence.

        During fiscal year 2009, all services were pre-approved by the Audit Committee in accordance with this policy and applicable SEC regulations.

Audit Committee Report

        The Audit Committee reviews the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

        In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company's consolidated financial statements. The Audit Committee has discussed significant accounting policies applied by Polypore in its financial statements, as well as alternative treatments. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        In addition, the Audit Committee reviewed and discussed with the independent registered public accounting firm the auditor's independence from Polypore and its management. As part of that review, the Audit Committee received the written disclosures and letter required by the Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence and by all relevant professional and regulatory standards relating to the independent registered public accounting firm's independence from the Company. The Audit Committee also considered whether Ernst & Young LLP's non-audit services to the Company were compatible with the independence requirements and concluded their independence was not compromised by the provision of these services.

        The Audit Committee reviewed and discussed Company policies with respect to risk assessment and risk management. The Audit Committee discussed with the Company's internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended January 2, 2010, for filing with the SEC.

        The Audit Committee has selected the Company's independent registered public accounting firm. Our Board has determined that Messrs. Flynn and Dries are "Audit Committee Financial Experts" under the requirements of the NYSE and the SEC.

  The Audit Committee:
  Frederick C. Flynn, Jr. (Chair)
  William Dries
  Charles L. Cooney

        The Audit Committee Report does not constitute soliciting material, and will not be deemed to be filed or incorporated by reference into any other Polypore filing under the Securities Act of 1933, as amended (referred to as the Securities Act), or the Exchange Act, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

2009 COMPENSATION

Executive Compensation

Compensation Committee Report

        The Compensation Committee has reviewed and discussed with management the "Compensation Discussion and Analysis" section of this Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the "Compensation Discussion and Analysis" be included in this Proxy Statement.

  The Compensation Committee:
  Michael Graff
  Kevin Kruse
  Nick Howley

        The Compensation Committee Report does not constitute soliciting material, and will not be deemed to be filed or incorporated by reference into any other Polypore filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the Compensation Committee Report by reference therein.

Compensation Discussion & Analysis

  Compensation Philosophy

        In addition to the typical needs to attract, motivate, and retain talented executives, our compensation programs are specifically designed by the Compensation Committee to incentivize the Named Executive Officers to achieve short- and long-term performance goals. With this focus on performance based compensation, we want the base salary of our executives to be slightly below the market median but provide significant annual bonus opportunity to reward operating performance. In addition, we believe that in order to align executives with the long-term goals of our stockholders, we should have competitive long-term equity incentive plans in place. We are continuing to implement a compensation philosophy that is focused on achieving short- and long-term performance and maximizing stockholder value.

  Role of the Compensation Committee

        The Compensation Committee is responsible for determining our compensation and benefit plans generally, and establishes and reviews all compensatory plans and arrangements with respect to the Named Executive Officers. The Compensation Committee meets annually early in each fiscal year to evaluate the achievement of performance goals for the prior fiscal year, set new performance goals for the current fiscal year, and consider compensation adjustments. The committee also meets periodically to discuss compensation-related matters as they arise during the year. The Compensation Committee did not engage a compensation consulting firm in 2009.

  Components of Compensation for 2009

        For 2009, the compensation provided to the Named Executive Officers consisted of the same elements generally available to our non-executive employees, including base salary, annual cash bonus, equity-based compensation and other perquisites and benefits, each of which is described in more detail below. We believe that the mix of cash- and equity-based compensation, as well as the relationship of fixed to performance-based compensation, is properly balanced to further the compensation philosophy discussed previously.

  Base Salary

        The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation reflecting the executive's skill set, experience, role and responsibilities. Base salary for our Chief Executive Officer is set by the Compensation Committee effective January 1 of each year and for all other Named Executive Officers effective as of the payroll period closest to April 1 of each year. Our Chief Executive Officer provides recommendations to the committee for each Named Executive Officer other than himself. In making his recommendations, the Chief Executive Officer, in conjunction with the Senior Vice President, Human Resources, reviews compensation surveys published by Towers Watson and Mercer and utilizes Equilar Inc. in order to have a better understanding of market compensation. In determining base salary for any particular year, the Committee considers, in addition to the Chief Executive Officer's recommendations, individual performance for the prior year, the ratio of fixed compensation to overall compensation, and changes in the cost of living during the prior year. The Committee also considers from time to time whether to engage the services of an independent compensation consultant.

  Annual Incentive Bonuses

        Annual incentive bonuses are intended to compensate executives for achieving our annual financial goals at corporate and business unit levels and for achieving measurable individual annual performance objectives. Each year, our executives, in conjunction with each executive's supervisor, or in the case of our Chief Executive Officer, the Compensation Committee, set aggressive, but achievable goals for that year based upon the executive's role within the Company and overall corporate strategy. Bonus metrics for the Named Executive Officers include the achievement of goals relating to budget and other financial objectives, environment, heath and safety and identification and completion of strategic transactions, in each case both Company wide and for each business unit, as applicable. Our annual incentive bonus plan provides for a cash bonus, dependent upon our achieving a specified Adjusted EBITDA target, as defined in the Company's senior secured credit facilities, calculated as a percentage of the executive's base salary. The Compensation Committee approves the annual incentive award for each of the Named Executive Officers, with the Chief Executive Officer providing recommendations to the Compensation Committee for each Named Executive Officer other than himself. For 2009, the target bonus awards for each of the Named Executive Officers were as follows:

Name	Target Bonus (as a percentage of base salary)
Robert B. Toth	100%
Lynn Amos	70%
Josef Sauer	70%
Mitch Pulwer	70%
Pierre Hauswald	70%

        The incentive bonus pool for all Employee Incentive Program bonuses in 2009, including bonuses for the Named Executive Officers, was funded based on our level of achievement with respect to target Adjusted EBITDA, which is set at budget Adjusted EBITDA and equaled $160.3 million in 2009. The Compensation Committee set the minimum threshold for funding the incentive bonus pool at an achievable, yet challenging, 90% of target Adjusted EBITDA. The minimum threshold for fiscal year 2008 was also 90% of target Adjusted EBITDA.

        Our actual Adjusted EBITDA was $152.9 million. The Compensation Committee considered the effect of the foreign exchange rate, without which our Adjusted EBITDA would have been slightly under the 90% minimum threshold to fund the bonus pool. However, the Compensation Committee also considered other factors, such as key successes throughout the year, and the Company's strong overall performance despite one of the most difficult global economic environments in several decades.

As a result, the incentive bonus pool for fiscal year 2009 was funded at 56%. In addition to this Company performance target, each business unit is assigned performance targets at the beginning of each fiscal year. Total funding of the incentive bonus pool is then allocated to each business unit relative to its performance within the Company. The Compensation Committee determines the actual amount of each Named Executive Officer's bonus based upon the achievement of business unit and other individual goals and objectives set for each Named Executive Officer at the beginning of such year by our Chief Executive Officer. Therefore, the level of funding of the incentive bonus pool does not necessarily determine the percentage of target bonus achieved by any given Named Executive Officer.

        The Compensation Committee has established a funding curve based upon target Adjusted EBITDA for purposes of funding the incentive bonus pool for the 2010 performance period. The incentive bonus pool will fund based on the Company's performance against our approved budgeted EBITDA and the Compensation Committee's discretion. The actual amount of an executive's annual bonus in respect of such year will be increased or decreased from the target bonus amount based upon Company, business unit and individual performances. Actual 2009 bonus amounts are set forth in the Summary Compensation Table and were paid in March 2010.

  Long-term Equity Compensation

        To date, all of the long-term equity incentives granted to Named Executive Officers have been in the form of stock options, which we believe provide an effective incentive with respect to Company performance and an effective retention mechanism as a result of the applicable vesting mechanics of the awards. The number of options granted to each executive was determined by the Compensation Committee and was primarily based upon the executive's relative position within the Company as well as the executive's contribution to our operating results and his or her expected future contribution.

        All outstanding options under the 2006 Stock Option Plan were granted in 2006 and substantially all vested based upon the satisfaction of Adjusted EBITDA targets over the four-fiscal-year period beginning with fiscal year 2006. Specifically, 50% of the awards were subject to annual vesting upon achievement of annual Adjusted EBITDA targets, which were $130.2 million in 2006, $142.1 million in 2007, $150.1 million in 2008 and $158.6 million in 2009. The remaining 50% vested based upon the level of achievement of a cumulative Adjusted EBITDA target for fiscal year 2009 of $581.0 million such that 10% of the remaining options vest for each whole percentage point that the cumulative Adjusted EBITDA for fiscal year 2009 is in excess of 90% of the cumulative Adjusted EBITDA target. Cumulative Adjusted EBITDA for fiscal years 2006 through 2009 was $623.6 million. The Compensation Committee also has discretion to allow vesting of options if the Adjusted EBITDA targets discussed above are not met. Although the Adjusted EBITDA target of $158.6 million for 2009 was not met, the Compensation Committee discretionarily allowed the vesting of the related options after taking into consideration several factors, including the Company's consistently strong performance over the applicable period as evidenced by the fact that it significantly exceeded the cumulative Adjusted EBITDA target and the Company's strong performance in 2009 despite the difficult economic environment.

        The exercise prices of our stock option grants under the 2006 Stock Option Plan were set at the fair market value of a share of our stock at the time of the grant, with fair market values being determined by the Board using reasonable valuation methodologies in a manner consistent with the requirements of Section 409A of the Code for private company stock, because our common stock was not publically traded on the date of the grant.

        During fiscal year 2007, we adopted our 2007 Stock Incentive Plan, to give more flexibility to the Compensation Committee by allowing grants of a wide variety of equity awards to our key employees, directors and consultants, including nonqualified stock options, shares of restricted stock and other awards that are valued by reference to, or otherwise based on, the fair market value of our common stock. In addition, our 2007 Stock Incentive Plan provided greater flexibility to the Compensation Committee in setting vesting schedules of awards. This plan is intended to advance the Company's compensation objectives set forth in the "Compensation Philosophy" section above while giving the Compensation Committee more flexibility in choosing how to achieve our goals. The 2007 Stock Incentive Plan replaced our 2006 Stock Option Plan, and no future grants will be made under the 2006 Stock Option Plan. Option grants were made in 2009 to the Named Executive Officers under the 2007 Stock Incentive Plan that will vest a third each year over three years starting on May 29, 2010. The Compensation Committee decided to grant these time-vesting options to increase the likelihood of retention of the Named Executive Officers.

  Perquisites and Other Benefits

        The Named Executive Officers are eligible to receive the same benefits, including life and health benefits, that are available to all employees. We also provide certain additional perquisites to the Named Executive Officers, on a case-by-case basis, including a car allowance, tax preparation services, dues and tax gross-ups related to certain perquisites. We believe that it is necessary to provide such perquisites given the competitive market for talent in our industry.

  Severance Benefits

        Each of the Named Executive Officers is entitled to receive severance benefits upon certain qualifying terminations of employment, based either on an applicable provision in such executive's employment agreement or pursuant to the terms of our Severance Policy. These severance arrangements are intended to retain executives and provide continuity of management in connection with a threatened or actual change-in-control transaction.

Summary Compensation Table

        The following table shows information regarding the total compensation earned during the fiscal years ended January 2, 2010, January 3, 2009 and December 29, 2007 by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers who were employed by us as of January 2, 2010, and whose total compensation exceeded $100,000 during that fiscal year.

Name and Principal Position	Year	Salary ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Robert B. Toth	2009	565,000	2,217,050	320,000	97,435	3,199,485
President, Chief Executive	2008	550,000	—	700,000	84,236	1,334,236
Officer and Director	2007	525,000	—	703,500	65,011	1,293,511
Lynn Amos	2009	289,154	403,100	118,000	25,960	836,214
Chief Financial Officer	2008	280,577	—	255,000	22,273	557,850
Treasurer and Secretary	2007	270,077	—	252,000	18,000	540,077
Josef Sauer(4)	2009	303,343	524,030	130,000	86,564	1,043,937
Vice President and General	2008	310,916	—	280,000	98,696	689,612
Manager, Separations Media	2007	281,549	—	270,000	101,708	653,257
Mitchell J. Pulwer	2009	265,154	524,030	100,000	34,049	923,233
Vice President and General	2008	257,385	—	240,000	26,999	524,384
Manager, Energy Storage—	2007	250,385	—	240,000	39,250	529,635
Electronics
Pierre Hauswald	2009	255,846	403,100	76,000	42,974	777,920
Vice President and General	2008	249,231	—	190,000	42,271	481,502
Manager, Energy Storage—	2007	235,385	—	250,000	52,051	537,436
Transportation and Industrial

(1)
Option awards consist of stock compensation expense related to grants made under the Polypore International, Inc. 2007 Stock Incentive Plan. The valuation of these options was based on the grant date fair value of the options calculated pursuant to ASC 718. Assumptions used in the calculation of the option's fair value are included in Note 18 of our consolidated financial statements included in our Annual Report on Form 10-K filed on March 8, 2010.

(2)
Non-equity incentive plan compensation consists of incentive bonuses earned in 2007, 2008 and 2009 under our Employee Incentive Program, which were paid in March 2008, March 2009 and March 2010, respectively.

(3)
All Other Compensation consists of the following items:

•
Mr. Toth—Fiscal year 2009: tax gross-ups of $29,900, employer basic and matching 401(k) contributions of $19,600, tax preparation fees of $17,514, car allowances of $12,000, life insurance and disability premiums of $9,341, dues of $6,360 and attorney fees of $2,720

•
Mr. Amos—Fiscal year 2009: employer basic and matching 401(k) contributions of $19,600 and dues of $6,360

•
Mr. Sauer—Fiscal year 2009: life insurance premiums of $63,980, car allowances of $21,062 and statutory savings and vacation allowances of $1,522

•
Mr. Pulwer—Fiscal year 2009: employer basic and matching 401(k) contributions of $19,600, dues of $6,360, tax gross-ups of $5,089 and tax preparation fees of $3,000

•
Mr. Hauswald—Fiscal year 2009: employer basic 401(k) contributions of $19,600, tax preparation fees of $8,300, tax gross-ups of $6,641, car allowances of $6,000 and airline tickets for family of $2,433;

(4)
Mr. Sauer's annual salary was €205,600 in 2007, €211,292 in 2008 and €217,622 in 2009. Mr. Sauer was compensated in Euros. The 2007 compensation amounts shown in the table were translated into U.S. dollars using an exchange rate of $1.3694 per euro, which was the average exchange rate during 2007. The 2008 compensation amounts shown in the table were translated into U.S. dollars using an exchange rate of $1.4715 per euro, which was the average exchange rate during 2008. The 2009 compensation amounts shown in the table were translated into U.S. dollars using an exchange of rate of $1.3939 per euro, which was the average exchange rate during 2009.

2009 Grants of Plan Based Awards Table

        This table discloses the potential future payouts under our non-equity incentive plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards ($/Sh)
									Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)(2)	Target ($)(1)	Maximum ($)(2)	Threshold ($)(2)	Target (shares)	Maximum ($)(2)
Robert B. Toth		—	565,000	—	—	550,000	—	9.94	2,217,050
Lynn Amos		—	203,700	—	—	100,000	—	9.94	403,100
Josef Sauer		—	219,480	—	—	130,000	—	9.94	524,030
Mitchell J. Pulwer		—	186,900	—	—	130,000	—	9.94	524,030
Pierre Hauswald		—	179,900	—	—	100,000	—	9.94	403,100

(1)
See "Annual Incentive Bonuses" in the "Components of Compensation for 2009" section of this Proxy Statement for further information regarding the variability of the payouts under the Employee Incentive Program and for how target amounts are determined as a percent of annual base salary.

(2)
The Compensation Committee follows the guidelines of the Employee Incentive Plan and 2007 Stock Incentive Plan regarding the setting of target bonus amounts and the conditions under which awards may be granted as applicable. Neither the Employee Incentive Plan nor the 2007 Stock Incentive Plan provide for threshold or maximum awards to an individual.

Outstanding Equity Awards at Fiscal Year-End 2009

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date
Robert B. Toth	55,845	—	5.24	7/6/15
	610,622	—	5.24	6/15/16
	—	550,000	9.94	5/29/19
Lynn Amos	160,392	—	5.24	6/15/16
	—	100,000	9.94	5/29/19
Josef Sauer	145,640	—	5.24	6/15/16
	—	130,000	9.94	5/29/19
Mitchell J. Pulwer	145,640	—	5.24	6/15/16
	—	130,000	9.94	5/29/19
Pierre Hauswald	148,153	—	5.24	6/15/16
	—	100,000	9.94	5/29/19

(1)
One-third of the options vest each year with the first third vesting on May 29, 2010. Options are also subject to accelerated vesting upon a change in control.

Potential Payments Upon Termination or Change in Control

  Employment Agreements

        We are a party to an employment agreement with Mr. Toth, with a term that runs until July 6, 2009, and is automatically renewed for successive one year terms thereafter unless and until either party delivers notice of termination within 120 days of the expiration of the then current term. Mr. Toth's salary was $565,000 for 2009. Mr. Toth's salary can be increased (but not decreased) at the discretion of the Board. As of January 1, 2010, Mr. Toth's salary was increased to $580,000. Mr. Toth is also eligible to receive incentive bonus compensation with a target of not less than 100% of his base salary.

        If Mr. Toth resigns with good reason or is terminated without cause, or his employment term is not extended in each case including as a result of a change of control, his severance amount will be calculated based on two times his base salary and bonus (with bonus calculated using a 3-year average). Mr. Toth will also receive the continuation of benefits for him and his covered dependents for 24 months following such termination.

        We are also a party to an employment agreement with Mr. Sauer, with a term that runs until Mr. Sauer's retirement or until terminated by either party, with a required notice period of twelve months. Under the terms of the employment agreement, Mr. Sauer's annual salary was €205,600 in 2007. Mr. Sauer received salary increases to €213,000 during 2008 and €219,000 during 2009. Mr. Sauer is also eligible to receive incentive bonus compensation with a target of 70% of his base salary. Additionally, we have agreed to provide certain retirement benefits through the purchase of life insurance contracts for Mr. Sauer. In the event that we terminate Mr. Sauer, he will receive a severance payment equal to his current annual salary.

  Severance Policy

        Each of our executive officers, other than Mr. Toth and Mr. Sauer, participates in our Severance Policy, which provides severance benefits upon certain terminations without cause, including terminations in connection with a merger, consolidation or similar change of control event. The severance benefits consist of one year's base salary and medical benefits for the same term.

2006 Stock Option Plan

        Options granted under our 2006 Stock Option Plan typically vest based on the satisfaction of certain annual and cumulative performance criteria over the four-year fiscal period ended in fiscal 2009. Upon a change in control, all or a portion of the options that were granted under the stock option plan will vest if equity investors receive predetermined rates of return on their investment starting with a rate of return of 20%, with all options vesting if the rate of return is 25% or more. As of January 2, 2010, under the 2006 Stock Option Plan, there were stock options for 1,748,877 shares outstanding, all but 17,395 of which are vested. Upon the adoption of the 2006 Stock Option Plan, all unvested awards outstanding under our 2004 Stock Option Plan were canceled, and all outstanding vested awards were made subject to the terms and conditions of the 2006 Stock Option Plan. As of January 2, 2010, under the 2004 Stock Option Plan there were stock options for 55,845 shares outstanding, all of which were vested and are now subject to the terms of the 2006 Stock Option Plan.

2007 Stock Incentive Plan

        Our 2007 Stock Incentive Plan allows for the grant of stock options, restricted stock and other instruments. Stock options granted under our 2007 Stock Incentive Plan may vest based on satisfaction of certain annual performance criteria or may vest over time. In the event of a change in control, the Compensation Committee has the discretion to (i) provide that any outstanding awards that are unexercisable or otherwise unvested may become immediately exercisable and otherwise fully vested, (ii) provide for the termination of an award upon the consummation of the change-in-control and the payment of a cash amount in exchange for the cancellation of an award, and/or (iii) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected award. As of January 2, 2010, under the 2007 Stock Incentive Plan there were stock options for 1,634,156 shares outstanding, of which 167,030 were vested. The total number of shares available under the 2007 Stock Incentive Plan is 1,751,963, which leaves 116,307 shares available to be awarded.

  Tabular Summary

        The table below reflects the amount of compensation and benefits payable to each Named Executive Officer in the event of (a) termination for cause or without good reason, referred to as a voluntary termination, (b) termination other than for cause or with good reason, referred to as involuntary termination, (c) termination in connection with a change in control, (d) death, or (e) disability. The amounts shown assume that the applicable triggering event occurred on January 2, 2010, and therefore are estimates of the amounts that would have been paid to the Named Executive Officers upon the occurrence of such triggering event.

Name	Type of Payment	Voluntary Termination ($)	Involuntary Termination ($)		Change in Control(1) ($)		Death ($)		Disability ($)
Robert B. Toth	Cash Severance	—	2,340,000		2,340,000		580,000	(2)	580,000	(2)
	Continued Benefits	—	134,576		134,576		22,940		22,940
	Stock Option Acceleration	—	—		1,078,000		—		—
Lynn Amos	Cash Severance	—	291,000		291,000		—		—
	Continued Benefits	—	11,470		11,470		—		—
	Stock Option Acceleration	—	—		196,000		—		—
Josef Sauer	Cash Severance	—	313,542	(3)	313,542	(3)	—		100,719	(3)
	Continued Benefits	—	—		—		—		—
	Stock Option Acceleration	—	—		254,800		—		—
Mitchell J. Pulwer	Cash Severance	—	267,000		267,000		—		—
	Continued Benefits	—	7,792		7,792		—		—
	Stock Option Acceleration	—	—		254,800		—		—
Pierre Hauswald	Cash Severance	—	257,000		257,000		—		—
	Continued Benefits	—	11,470		11,470		—		—
	Stock Option Acceleration	—	—		196,000		—		—

(1)
The Cash Severance amount listed would be payable only if the Named Executive Officer is terminated as a result of the change in control, which would be considered an involuntary termination. The stock option acceleration benefit was calculated as based on the difference between the fair market value of a share of Polypore International, Inc. stock at January 2, 2010 ($11.90) and the strike price of the unvested options ($9.94) multiplied by the number of unvested stock options held be each executive.

(2)
In the case of death or disability, Mr. Toth, or his estate, is entitled to receive his pro-rated bonus assuming we have achieved our performance targets. Mr. Toth and his dependents are also entitled to continued medical benefits for up to 24 months. Amounts shown assume we have achieved our performance targets, and Mr. Toth was employed until the last day of the fiscal year.

(3)
Amounts translated into U.S. dollars using the January 2, 2010 exchange rate of $1.4317 per Euro. Mr. Sauer is to receive €219,000 in severance upon his termination by the Company. He will also receive €70,349 if he becomes disabled.

 Compensation of Non-Employee Directors

Non-Employee Director Compensation

        We pay our non-employee directors (that are unaffiliated with Warburg Pincus (referred to as the Non-Employee/Non-Warburg Directors), an annual retainer fee of $40,000, plus meeting attendance fees of $2,500 for each regular Board meeting they attend in person; $1,000 for each regular Board meeting they attend by telephone; and $500 for each telephonic Board meeting they attend. Non-Employee/Non-Warburg Directors also receive an award of $10,000 in restricted stock annually. In addition, we pay each of our Non-Employee/Non-Warburg Directors $5,000 per year for each Board committee for which they act as chair, except for the Audit Committee chair who receives $15,000. Additionally, with the exception of the restricted stock award, such directors can choose to have their compensation paid in the form of either cash or stock. The restricted stock awards will vest equally over a period of three years. We also may from time to time grant our Non-Employee/Non-Warburg Directors options to purchase shares of our common stock in amounts and upon terms to be determined by the Board. Other than Non-Employee/Non-Warburg Directors, we do not compensate our directors for serving on the Board or any of its committees. We do, however, reimburse each member of the Board for out-of-pocket expenses incurred in connection with attending Board and Board committee meetings.

        The following table shows information regarding the compensation paid to our Non-Employee/Non-Warburg Directors during the fiscal year ended January 2, 2010. Messrs. Graff, Kruse, Barr and Toth did not receive compensation for their service as directors. Mr. Toth's compensation as an executive officer of the Company is fully reflected in the Summary Compensation Table above.

2009 Director Compensation Table

Name(1)	Fees Earned ($)		Stock Awards(2) ($)	Total ($)
Charles L. Cooney	49,000	(3)	10,000	59,000
William Dries	50,500	(4)	10,000	60,500
Frederick C. Flynn, Jr.	65,500	(5)	10,000	75,500
W. Nicholas Howley	48,500	(6)	10,000	58,500

(1)
This table does not include Messrs. Barr, Graff and Kruse, who are affiliated with Warburg Pincus, and Mr. Toth, who is an employee of the Company.

(2)
Consists of restricted stock awards under the Polypore International, Inc. 2007 Stock Incentive Plan. The valuation of these shares was based on the grant date fair value of the shares calculated pursuant to ASC 718. See Note 18 to the Consolidated Financial Statements in the Company's 2009 Annual Report on Form 10-K for additional information about the 2007 Stock Incentive Plan.

(3)
Fees for Professor Cooney consisted of $40,000 annual retainer and $9,000 in meeting attendance fees.

(4)
Fees for Mr. Dries consisted of $40,000 annual retainer and $10,500 in meeting attendance fees.

(5)
Fees for Mr. Flynn consisted of $40,000 annual retainer, $15,000 Audit Committee chair fee and $10,500 in meeting attendance fees.

(6)
Fees for Mr. Howley consisted of $40,000 annual retainer and $8,500 in meeting attendance fees.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF
PROXY PROPOSALS, NOMINATION OF DIRECTORS
AND OTHER BUSINESS OF STOCKHOLDERS

        If a stockholder wants to include a proposal in our Proxy Statement and form of proxy for presentation at our 2011 Annual Meeting of Stockholders, the proposal must be provided in the manner set forth in SEC Rule 14a-8 and received by us at our principal executive offices at 11430 N. Community House Road, Suite 350, Charlotte, North Carolina 28277-1591 by December 14, 2010. The proposal should be sent to the attention of the Secretary of the Company.

        Our Bylaws provide certain procedures that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Stockholders outside of SEC Rule 14a-8 (and therefore not for inclusion in our proxy materials for such Annual Meeting of Stockholders). These procedures provide that nominations for director nominees or an item of business to be introduced at an Annual Meeting of Stockholders must be submitted in writing to the Secretary of the Company at our principal executive offices. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2011 Annual Meeting of Stockholders between February 12, 2011 and March 14, 2011; except that in the event that the 2011 Annual Meeting is held before April 13, 2011 or after July 12, 2011, we must receive your notice no earlier than the 90th day prior to the 2011 Annual Meeting date and not later than the close of business on the later of (a) the 60th day prior to the 2011 Annual Meeting date, and (b) the 10th day following the day we announce the date of the 2011 Annual Meeting.

        The chairman of the 2011 Annual Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

        The Board is not aware of any matters that are expected to come before the 2010 Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the 2010 Annual Meeting, the Company intends to vote the proxies in accordance with their best judgment.

        Whether or not you plan to attend the 2010 Annual Meeting, please vote. No postage is required for mailing in the United States if you vote by mail using the enclosed prepaid envelope.

DIRECTIONS TO MEETING LOCATION

Driving Directions From the Airport:

        Take the airport freeway to Billy Graham Parkway South (you will exit to your right) and continue approximately 8 miles. Take I-77 South to I-485 East, take Exit 61 Johnston Road and turn right onto Johnston Road. Turn right onto John J Delaney then right onto Brixham Hill Avenue. Ballantyne Business Center is located in the Hixon building located in the middle building of the three building court at the end of the drive (13850 Ballantyne Corporate Place).

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF POLYPORE INTERNATIONAL, INC. 11430 NORTH COMMUNITY HOUSE ROAD, SUITE 350 CHARLOTTE, NORTH CAROLINA 28277 2010 ANNUAL MEETING OF STOCKHOLDERS The undersigned hereby appoints LYNN K. AMOS and JOHN J. O’MALLEY (collectively, the “Proxies”), and each of them, proxies, with full power of substitution and revocation, acting by majority of those present and voting or if only one is present and voting then that one, to vote the stock of Polypore International, Inc. that the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held May 13, 2010 and at any adjustments or postponements thereof, with all powers the undersigned would possess if present, with respect to the following: (Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF POLYPORE INTERNATIONAL, INC. May 13, 2010 Please date, sign and mail your proxy card in the envelope provided as soon as possible Please detach along perforated line and mail in the envelope provided THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” FOR THE ELECTION OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE . 1. Election of Class III Directors: 2. Ratification of Ernst & Young LLP as Auditors: FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ONLY THE FOLLOWING NOMINEE(S) (see instructions below) NOMINEES: David A. Barr Charles L. Cooney Robert B. Toth In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the 2010 Annual Meeting of Stockholders and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If signed and no direction is given for any item, this proxy will be voted FOR the slate of directors, described herein and FOR the ratification of Ernst & Young LLP as the Company’s auditors, and with respect to any other business as may properly be brought before the Annual Meeting and any adjournments thereof, in accordance with the judgment of the person or persons voting on such matter or matters. Please return your executed form as soon as possible in the envelope provided to Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “WITHHOLD AUTHORITY FOR ONLY THE FOLLOWING NOMINEE(S)” and fill in the box next to each nominee you wish to withhold, as shown here . Signature Date Signature (if held jointly) Date Note Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized name by authorized person.